Exhibit 10.1

July 24, 2003

Mr. John Costello

Dear John,

I am pleased to confirm Home Depot U.S.A., Inc.'s offer and your acceptance of an appointment to Executive Vice President, Merchandising & Marketing, effective August 4, 2003, reporting directly to me. Your current compensation arrangements shall be modified as follows:

Your new base annual salary will be $650,000, payable in equal bi-weekly installments. Your next salary review will be held in April of 2004. At the next meeting of The Home Depot, Inc. Compensation Committee following the commencement of your service in your new position, you will receive a grant of 100,000 non-qualified stock options exercisable in accordance with the 1997 Omnibus Stock Option Plan. Twenty-five percent of the stock options will become exercisable on the second, third, fourth, and fifth anniversaries of the grant date. Expiration of all stock options will be the earlier of ten years from the grant date or termination of employment.

Except as specifically amended hereby, the employment terms as outlined in your original offer letter dated September 26, 2002 will remain in full force and effect.

John, I look forward to a long, successful working relationship. Attached are two copies of the form to process this appointment. Please sign and date both copies, keep one for your records and send the other to Tim Crow for processing.

Sincerely,

Robert Nardelli
Chairman, President & Chief Executive Officer

I accept this offer
/s/ JOHN COSTELLO	Date 07/25/03
John Costello
pc:
Dennis Donovan
Frank Fernandez
Carol Tomé
Tim Crow